Exhibit 10.2

SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT made with effect as of the 13th day of December, 2012

BETWEEN:

SEABRIDGE GOLD INC., a corporation existing under the laws of Canada

(“Seabridge”)

AND:

RG EXCHANGECO INC., a corporation existing under the laws of Canada

(“Royal Gold”)

WHEREAS:

A.                                    RGLD Gold Canada, Inc. (“RGLD”) and Seabridge entered into an option agreement dated as of June 16, 2011 (as amended by an amending agreement dated as of October 28, 2011, the “Option Agreement”).

B.                                    Royal Gold was created pursuant to an amalgamation of RGLD, 7550359 Canada Inc. and RG Exchangeco Inc. under the Canada Business Corporations Act effective as of July 1, 2011 and, as a result, Royal Gold has succeeded to all right, title and interest of RGLD in and under the Option Agreement.

C.                                    The parties wish to make certain further amendments to the Option Agreement on the terms and conditions of this Second Amending Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.                                      Unless otherwise defined herein, all capitalized words used in this Second Amending Agreement shall have the meanings ascribed thereto in the Option Agreement.

2.                                      The Option Agreement continues in full force and effect as if the amendments to the Option Agreement effected by this Second Amending Agreement had been included in the Option Agreement at the Effective Date.

3.                                      The Option Agreement is hereby amended as follows:

(a)                                 Section 1.01(56) of the Option Agreement is deleted in its entirety and replaced with the following:

“(56)      “Second Option Conditions” means:

(a)                                 the First Option Notice has been delivered by Royal Gold in accordance with Section 4.01; and

(b)                                 the closing of the Second Tranche Subscription has occurred in accordance with the Second Tranche Subscription Agreement;”

(b)                                 Section 3.02(1)(b) of the Option Agreement is deleted in its entirety and replaced with the following:

“(b)                           a price equal to a premium of fifteen percent (15%) to the volume weighted average trading price of the Shares on the TSX for the five (5) trading day period ending two (2) trading days prior to the delivery of the Second Tranche Exercise Notice,”

(c)                                  Section 3.02(5)(a)(iii) of the Option Agreement is deleted in its entirety and replaced with the following:

“(iii)                         upon completion of the Alternative Subscription, paragraph (b) of the definition of “Second Option Conditions” shall be deemed to have been satisfied for the purposes of Section 4.02; or”

(d)                                 Section 3.02(5)(b) of the Option Agreement is deleted in its entirety and replaced with the following:

“(b)                           in all other circumstances, including an acquisition of all of the Shares by a private entity, paragraph (b) of the definition of “Second Option Conditions” shall be deemed to have been satisfied for the purposes of Section 4.02.”

(e)                                  Section 4.03 of the Option Agreement is deleted in its entirety and replaced with the following:

“4.03                  Satisfaction of First Option Conditions

For the purposes of determining whether paragraph (b) of the First Option Conditions has been satisfied by Royal Gold:

(a)                             if Royal Gold (or an Affiliate of Royal Gold) is not the registered holder of the Shares it is required to hold throughout the relevant period, Royal Gold may demonstrate that it has satisfied this condition by providing Seabridge with a certificate of an officer certifying Royal Gold has satisfied this First Option Condition together with copies of statements of its relevant brokerage accounts (or those of its relevant Affiliate) showing the transactions in its brokerage accounts (or those of its relevant Affiliate) over the relevant period and

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the balance of its holdings of Shares throughout the period or in such other manner reasonably acceptable to Seabridge; and

(b)                                 for greater certainty, all short positions of Royal Gold (or its relevant Affiliate) in respect of the Shares, if any, shall be deducted from the long positions of Royal Gold (or its relevant Affiliate) in respect of the Shares;

provided that, if Royal Gold is not capable of satisfying paragraph (b) of the First Option Conditions as a result of:

(c)                                  a compulsory acquisition of the relevant Shares held by Royal Gold (or its relevant Affiliate) in connection with a transaction pursuant to which one or more Persons acquires all of the issued and outstanding Shares; or

(d)                                 Seabridge undertaking any amalgamation, merger, arrangement, corporate reorganization or business combination, or any similar or analogous transaction under which, upon consummation, Royal Gold (or its relevant Affiliate) no longer holds the relevant Shares, then, as of the first date that Royal Gold (or its relevant Affiliate) no longer holds the Shares, such condition shall be deemed to have been satisfied for all purposes of this Agreement.”

(f)                                   Section 5.02 of the Option Agreement is deleted in its entirety and replaced with the following:

“5.02                      Additional Royal Gold Covenants

Royal Gold shall provide prompt written notice to Seabridge if, at any time during the First Option Exercise Period, it fails to meet the requirements of paragraph (b) of the First Option Conditions.”

4.                                      Concurrently with the execution of this Second Amending Agreement, Royal Gold and Seabridge shall execute and deliver the Second Tranche Subscription Agreement substantially in the form attached hereto as Schedule A.

5.                                      This Second Amending Agreement may be executed in counterparts and delivered by electronic transmission, each of which will be deemed to be an original and when taken together deemed to constitute one and the same instrument.

6.                                      This Second Amending Agreement shall be construed in accordance with and governed by the laws of British Columbia and the laws of Canada applicable therein.

7.                                      A conformed version of the Option Agreement, as amended by this Second Amending Agreement, is attached hereto as Schedule B.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Second Amending Agreement as of the day and year first written above.

SEABRIDGE GOLD INC.

By:	/s/ Rudi Fronk
	Name:	Rudi Fronk
	Title:	Chairman and CEO

RG EXCHANGECO INC.

By:	/s/ Stefan Wenger
	Name:	Stefan Wenger
	Title:	Vice President and Treasurer

SCHEDULE A
SECOND TRANCHE SUBSCRIPTION AGREEMENT

[See attached]

SUBSCRIPTION AGREEMENT

THIS AGREEMENT IS MADE AS OF THE 13th DAY OF DECEMBER, 2012

BETWEEN:

RG EXCHANGECO INC., a body corporate subsisting under the laws of Canada and having a registered office at 10060 Jasper Avenue, 1201 Scotia Tower 2, Edmonton, Alberta, T5J 4E5

(“Royal Gold”)

AND

SEABRIDGE GOLD INC., a body corporate subsisting under the laws of Canada and having an office at 106 Front Street East, Suite 400, Toronto, Ontario, M5A 1E1

(“Seabridge”)

WHEREAS:

A.                                    RGLD Gold Canada, Inc. (“RGLD”) and Seabridge entered into an option agreement dated as of June 16, 2011 (as amended by an amending agreement dated as of October 28, 2011, the “Option Agreement”).

B.                                    Royal Gold was created pursuant to an amalgamation of RGLD, 7550359 Canada Inc. and RG Exchangeco Inc. under the Canada Business Corporations Act effective as of July 1, 2011 and, as a result, Royal Gold has succeeded to all right, title and interest of RGLD in and under the Option Agreement.

C.                                    Pursuant to the terms of the Option Agreement and a Second Tranche Exercise Notice dated as of the date hereof delivered by Royal Gold to Seabridge, Royal Gold and Seabridge are entering into this Agreement in order to complete the Second Tranche Subscription on the terms and conditions contained herein.

D.                                    Royal Gold wishes to subscribe for, and Seabridge wishes to issue, that number of common shares in the capital of Seabridge (the “Common Shares”) equal to the Purchase Price (as defined below) divided by the Subscription Price (as defined below).

E.                                     The parties have entered into this Agreement in order to set out the terms and conditions on which Royal Gold and Seabridge will complete the Second Tranche Subscription.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants made herein and in the Option Agreement and the exchange of cash for Common Shares as contemplated hereby, the parties hereto covenant and agree as follows:

1.                                      Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Option Agreement. Unless something in the subject matter or context is inconsistent therewith, references in this Agreement to Sections and Schedules are to Sections of and Schedules to this Agreement.

2.                                      Subscription.  Royal Gold hereby agrees to subscribe for and agrees to purchase (the “Subscription”) from Seabridge the Purchased Shares (as defined below) at the Subscription Price (as defined below) for aggregate consideration of CDN$18,000,000 (the “Purchase Price”), upon and subject to the terms and conditions, and the covenants, representations and warranties set forth herein.  The Purchased Shares will be issued and registered in the name of Royal Gold at the address indicated under “Certificate Registration Instructions” in Schedule A of this Agreement, and delivered as directed by Royal Gold.

3.                                      Determination of Subscription Price and Purchased Shares. For the purposes of Section 2:

(a)                                 the subscription price per Common Share (the “Subscription Price”) shall be equal to a premium of 15% to the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the “TSX”) for the five trading day period ending two trading days prior to the delivery of the Second Tranche Exercise Notice; and

(b)                                 the number of Common Shares subscribed for by Royal Gold hereunder (the “Purchased Shares”) shall be equal to the Purchase Price divided by the Subscription Price.

4.                                      Closing Date. The closing date (the “Closing Date”) for the Subscription shall be the date hereof or such later date as agreed to in writing by Seabridge and Royal Gold.

5.                                      Conditions to the Subscription. The obligations of the parties to complete the Subscription are subject to the following conditions being satisfied by the Closing Date:

(a)                                 each party has delivered to the other party an executed copy of this Agreement (including, with respect to Royal Gold, an executed copy of Schedule B);

(b)                                 the conditional approval (the “Exchange Approvals”) of the TSX and the New York Stock Exchange (collectively, the “Exchanges”) to issue and list the Purchased Shares shall have been obtained by Seabridge (such approvals to be subject only to the filing of the customarily required documents and payment of the required fees within the time stipulated by the Exchanges) and Closing shall be in compliance with such approvals;

(c)                                  (i) if the Closing Date is the date hereof, Seabridge has delivered to Royal Gold an officer’s certificate confirming that Seabridge’s representations and warranties under the Option Agreement are true and correct in all material respects as of the Closing Date, and (ii) if the Closing Date is later than the date hereof, each party has delivered to the other party an officer’s certificate confirming that the representations and warranties of the delivering party contained in this Agreement (and, with respect to Seabridge, its representations and warranties under the Option Agreement) are true and correct in all material respects as of the Closing Date;

(d)                                 no cease trade order, injunction, prohibition or other lawful order shall exist that precludes the Subscription; and

(e)                                  no action or proceeding shall be pending or threatened to enjoin or prohibit the issuance of the Purchased Shares.

6.                                      Additional Conditions to the Subscription for the benefit of Royal Gold. In addition to the conditions set out in Section 5, the obligation of Royal Gold to complete the Subscription is also subject to the following conditions being satisfied by the Closing Date:

(a)                                 no material adverse change affecting the Project, the Subject Properties, the Common Shares or Seabridge shall have occurred between the execution date of this Agreement and the Closing Date; and

(b)                                 the delivery of legal opinions satisfactory to Royal Gold.

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7.                                      Deliveries and Payment.

(a)                                 Royal Gold will deliver concurrently with the execution of this Agreement, a duly completed and executed copy of Schedule B hereto;

(b)                                 Royal Gold will deliver on or prior to 12:00 p.m. (Toronto time) on the Closing Date payment of the Purchase Price (in CDN$) for the Purchased Shares by certified cheque or bank draft payable to Seabridge or evidence of payment having been made by wire transfer to:

BENEFICIARY BANK:	BANK OF MONTREAL MAIN BRANCH TORONTO FIRST CANADIAN PLACE TORONTO, ONTARIO M5X 1A3 CANADA Ph. 416-867-5050
INSTITUTION CODE:	001
TRANSIT:	00022
ACCOUNT NO.:	1644630
SWIFT BIC ADDRESS:	BOFMCAM2

(c)                                  Seabridge will deliver to Royal Gold at the completion of the Subscription (the “Closing”) on the Closing Date:

(i)                                     one or more certificates each representing such number of Common Shares as may be requested by Royal Gold, and representing in aggregate the Purchased Shares; and

(ii)                                  a copy of the Exchange Approvals; and

(d)                                 Seabridge and Royal Gold agree that the funds referred to in Section 7(b) will be held in escrow and shall only be released from escrow upon confirmation by each of Seabridge and Royal Gold (or its Canadian counsel) that the closing conditions referred to in this Agreement have been satisfied.  In the event that the Closing does not occur on or before 4:00 p.m. (Toronto time) on the Closing Date, then unless Seabridge and Royal Gold otherwise agree in writing, Seabridge will return the funds referred to in Section 7(b) to Royal Gold as soon as practicable in accordance with written instructions provided by Royal Gold to Seabridge.

8.                                      Termination by Subscriber.  If the Closing does not occur by 4:00 p.m. (Toronto time) on the date that is 10 days after the date of this Agreement, or such later date as may be agreed to in writing by the parties, Royal Gold may at any time thereafter in its discretion terminate this Agreement whereupon Seabridge will return the funds referred to in Section 7(b) to Royal Gold as soon as practicable in accordance with written instructions provided by Royal Gold to Seabridge.

9.                                     Use of Proceeds. The net proceeds of the Purchase Price will be used by Seabridge for general corporate purposes, including funding for Exploration and Development of the Project.

10.                               Representations and Warranties of Seabridge.  By accepting this offer, Seabridge represents and warrants to Royal Gold that as of the date hereof and as of the Closing Date:

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(a)                                 Seabridge and its material subsidiaries, if any, (the “Subsidiaries”) are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which they are incorporated, continued or amalgamated and have all requisite corporate power and authority to carry on their respective businesses, as now conducted and as presently proposed to be conducted and to own their respective assets;

(b)                                 Seabridge and its Subsidiaries are duly registered and licensed to carry on business in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction;

(c)                                  Seabridge is a reporting issuer under the securities laws of British Columbia, Alberta, Ontario and the United States and Seabridge is not in material default of any of the requirements of the securities laws of such jurisdictions or any of the administrative policies or notices of the Exchanges;

(d)                                 the Common Shares are listed and posted for trading on the Exchanges;

(e)                                  the authorized capital of Seabridge consists of an unlimited number of Common Shares without par value and an unlimited number of Preferred shares issuable in series, of which  44,551,885 Common Shares and no Preferred shares were issued and outstanding on December 12, 2012;

(f)                                   no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of Seabridge or its Subsidiaries or any other security convertible into or exchangeable for any such shares, or to require Seabridge or its Subsidiaries to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital except for, as at  December 12, 2012, an aggregate of 2,483,300 Common Shares reserved for issue pursuant to outstanding stock options;

(g)                                  Seabridge has filed all material forms, reports, documents and information required to be filed by it, whether pursuant to applicable securities laws or otherwise, with the Exchanges or the applicable securities commissions or other securities regulatory authorities of the provinces of Canada as the context requires (the “Regulatory Authorities”) since January 1, 2008 (the “Disclosure Documents”), and no material change has occurred in relation to Seabridge which has not been publicly disclosed since December 31, 2011 and Seabridge has not filed any confidential material change reports which continue to be confidential.  As of the time of each of the Disclosure Documents being filed with the applicable securities regulators and on SEDAR, none of the Disclosure Documents contained any misrepresentation (as defined in applicable securities laws);

(h)                                 Seabridge has and on the Closing Date will have all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Purchased Shares, and to carry out and perform its obligations under this Agreement;

(i)                                     all corporate action on the part of Seabridge and its directors, for the authorization, execution, delivery, and performance of its obligations under this Agreement by Seabridge has been taken and upon Closing this Agreement shall constitute legal, valid and binding obligations of Seabridge, enforceable against Seabridge.  The Purchased Shares have been or will be prior to the Closing duly authorized, executed and delivered and when issued will be validly issued, fully paid and non-assessable shares in the capital of Seabridge;

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(j)                                    the issuance and sale of the Purchased Shares by Seabridge and the performance by Seabridge of its obligations under this Agreement does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or result in the breach of, or accelerate the performance required by, any agreement to which Seabridge is a party;

(k)                                 the Disclosure Documents do not contain any material misrepresentation or omit any material fact relating to Seabridge;

(l)                                     except as qualified by the Disclosure Documents, Seabridge is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in the Disclosure Documents;

(m)                             Seabridge and its Subsidiaries have filed all federal, provincial, local and foreign tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith, and such returns are true and correct in all material respects;

(n)                                 Seabridge and its Subsidiaries have established on their books and records, as may be applicable, reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of Seabridge or its Subsidiaries except for taxes not yet due, and there are no audits of any of the tax returns of Seabridge or its Subsidiaries which are known by Seabridge’s management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of Seabridge or its Subsidiaries;

(o)                                 the financial statements of Seabridge contained in the Disclosure Documents; (i) were reported in accordance with Canadian generally accepted accounting principles (which, for financial years beginning on or after January 1, 2011, incorporate International Financial Reporting Standards as issued by the International Accounting Standards Board) applied on a basis consistent with that of the preceding periods; and (ii) presented fairly the consolidated financial position of Seabridge and its Subsidiaries, if any, as of the respective dates thereof and the consolidated results of operations of Seabridge and its Subsidiaries, if any, for the periods covered thereby and accurately reflect all material liabilities (accrued, absolute, contingent or otherwise) of Seabridge and its Subsidiaries, if any, for the periods covered thereby and no adverse material changes in the financial position of Seabridge (on a consolidated basis) have taken place since the date thereof;

(p)                                 no order ceasing, halting or suspending trading in securities of Seabridge nor prohibiting the sale of such securities has been issued to and is outstanding against Seabridge or, to the best of Seabridge’s knowledge, against its directors, officers or promoters or any other companies that have common directors, officers or promoters, and to the best of Seabridge’s knowledge, no investigations or proceedings for such purposes are pending or threatened; and

(q)                                 the representations and warranties of Seabridge set out in Section 2.02 of the Option Agreement are true and correct as of the date hereof and the Closing Date (and Seabridge is hereby deemed to have repeated such representations and warranties as of the date hereof and the Closing Date).

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11.                               Risks of Private Placement and Offshore Purchaser.  Royal Gold acknowledges that:

(a)                                 no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchased Shares;

(b)                                 there is no government or other insurance covering the Purchased Shares;

(c)                                  there are risks associated with the purchase of the Purchased Shares;

(d)                                 there are restrictions on Royal Gold’s ability to resell the Purchased Shares and it is the responsibility of Royal Gold to find out what those restrictions are and to comply with them before selling the Purchased Shares; and

(e)                                  Seabridge has advised Royal Gold that Seabridge is relying on exemptions from the requirements to provide Royal Gold with a prospectus and to sell the Purchased Shares through a person registered to sell securities under the securities legislation of Ontario and Royal Gold’s jurisdiction of residence and, as a consequence of acquiring the Purchased Shares pursuant to these exemptions, certain protections, rights and remedies provided by such securities legislation, including statutory rights of rescission or damages, will not be available to Royal Gold.

12.                               Purchasing as Principal.  Royal Gold represents and warrants that:

(a)                                 the Purchased Shares are being purchased by Royal Gold as principal for its own account and not for the benefit of any other person;

(b)                                 Royal Gold was not created and is not being used solely to purchase or hold the Purchased Shares in reliance on the exemption from the prospectus requirement set out in Subsection 2.10(1) of National Instrument 45-106 (“NI 45-106”) of the Canadian Securities Administrators; and

(c)                                  Royal Gold is purchasing sufficient Purchased Shares such that the aggregate acquisition cost of the Purchased Shares is not less than CDN$150,000 payable in cash and Royal Gold is not a Person (within the meaning of applicable Canadian securities laws) created or being used solely to permit the purchase of the Purchased Shares by a group of Persons (within the meaning of applicable Canadian securities laws) whose individual share of the aggregate acquisition cost of the Purchased Shares is less than CDN$150,000.

13.                               Capacity, Authority and Compliance.  Royal Gold represents and warrants that:

(a)                                 Royal Gold is a valid and subsisting corporation, has the necessary corporate capacity and authority to enter into and to observe and perform its covenants and obligations under this Agreement and has taken all necessary corporate action in respect thereof;

(b)                                 this Agreement has been duly authorized and validly executed by Royal Gold and upon acceptance by Seabridge of this Agreement this Agreement will constitute a legal, valid and binding contract of Royal Gold, enforceable against Royal Gold in accordance with its terms;

(c)                                  the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any terms or provisions of any law applicable to, or, if applicable, the constating documents of, Royal Gold, or any agreement, written or oral, to which Royal Gold may be a party or by which Royal Gold is or may be bound; and

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(d)                                 no person has represented that such person or another person will resell or repurchase any of the Purchased Shares or refund all or any of the purchase price of the Purchased Shares, and that no person has given an undertaking relating to the future value or price of any the Purchased Shares.

14.                               No Offering Memorandum.  Royal Gold acknowledges that Royal Gold has not been furnished with, nor does it need to receive, an offering memorandum or other document prepared by Seabridge describing its business or affairs, in order to assist it in making an investment decision in respect of the Purchased Shares.

15.                               Knowledge and Experience.  Royal Gold represents and warrants that Royal Gold has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment hereunder and is able to bear the economic risk of loss of such investment.

16.                               No U.S. Registration.  Royal Gold is aware and accepts that the Purchased Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States and, subject to certain exemptions, may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. Person.  “U.S. Person” has the meaning set forth in Rule 902 of Regulation S under the U.S. Securities Act.  Royal Gold acknowledges that, subject to certain exceptions provided under the U.S. Securities Act, the Purchased Shares may not be offered, sold or otherwise transferred to, any person in the United States or any U.S. Person or person acting for the account or benefit thereof, unless such Purchased Shares are registered under the U.S. Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available, and Royal Gold understands that certificates representing the Purchased Shares issued to it will so indicate.  “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

17.                               U.S. Registration Exemption.  Royal Gold represents and warrants that Royal Gold has completed and executed the Certification of Purchaser attached hereto as Schedule B and hereby confirms the truth and accuracy of all statements made therein by the Subscriber and that such statements will be true and accurate on the Closing Date.

18.                               Residence.  Royal Gold represents and warrants that Royal Gold has a registered office and is otherwise subject to the laws of, the jurisdiction disclosed under “Certificate Registration Instructions — Subscriber’s Address” in Schedule A of this Agreement.

19.                               Resale Restrictions and Legends.

(a)                                 Royal Gold understands and acknowledges that the Purchased Shares will be subject to certain resale and transfer restrictions under applicable securities laws; and

(b)                                 Royal Gold acknowledges that it has been advised to consult its own legal advisors with respect to applicable resale and transfer restrictions, that it is solely responsible for complying with such restrictions and Royal Gold covenants and agrees to comply with the restrictions referred to in subparagraph (a) above and all other applicable resale and transfer restrictions.

20.                               Notations Regarding Resale Restrictions.  Royal Gold acknowledges and agrees that Seabridge shall make a notation on its records or give instructions to the transfer agent of Royal Gold’s Purchased Shares in order to implement the restrictions on transfer set out in applicable legislation.

21.                               PFIC. Seabridge shall promptly provide Royal Gold with such tax and financial information relating to Seabridge’s status as a Passive Foreign Investment Company (“PFIC”) on an annual basis as may be

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                                                reasonably requested by Royal Gold.  If at any time Seabridge is or becomes a PFIC, then Seabridge will assist Royal Gold in providing any information required for any related U.S. tax filings as requested by Royal Gold.

22.                               Material Adverse Change. Seabridge shall promptly notify Royal Gold in writing of any material adverse change affecting the Project, the Subject Properties, the Common Shares or Seabridge between the execution date of this Agreement and the Closing Date.

23.                               Costs.  Royal Gold acknowledges and agrees that all costs incurred by Royal Gold (including any fees and disbursements of any legal counsel retained by Royal Gold) relating to the sale of the Purchased Shares to Royal Gold shall be borne by Royal Gold.

24.                               Indemnification. Each party shall indemnify and save the other harmless from any loss, expense, liability, actual or threatened claim, count, cause of action, action, suit, proceeding or demand of any kind or nature arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.  A party may waive the breach by the other party of any of such party’s representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice to its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

25.                               Survival. The representations, warranties and agreements set forth in this Agreement shall survive the termination of this Agreement for a period of two years.

26.                               Governing Law and Attornment.  This Agreement and all related agreements between the parties hereto shall be governed by and construed in accordance with the laws of the Province of British Columbia, without reference to its rules governing the choice or conflict of laws.  The parties hereto irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario, sitting in the city of Toronto, with respect to any dispute to or arising out of this Agreement.

27.                               Further Assurances.  Royal Gold and Seabridge agree that they each will execute or cause to be executed and delivered all such further and other documents and assurances, and do and cause to be done all such further acts and things as may be necessary or desirable to carry out this Agreement according to its true intent, and to secure the approval of the Regulatory Authorities hereto.

28.                               Consent to the Disclosure of Information.  This Agreement and the attachments hereto require Royal Gold to provide certain personal information to Seabridge.  Such information is being collected by Seabridge for the purposes of completing the private placement of the Purchased Shares, which includes, without limitation, determining Royal Gold’s eligibility to purchase Royal Gold’s Purchased Shares under applicable securities legislation, preparing and registering any certificates representing Royal Gold’s Purchased Shares to be issued to Royal Gold, completing filings required by the Exchanges or other Regulatory Authorities, indirect collection of information by the Exchanges or Regulatory Authority under authority granted in applicable securities legislation and the administration and enforcement of the applicable securities legislation by the Regulatory Authorities.  Royal Gold acknowledges that Royal Gold’s personal information including Royal Gold’s full name, registered address, telephone number and other details of its subscription hereunder will be disclosed by Seabridge to: (a) the Exchanges and other Regulatory Authorities; (b) Seabridge’s registrar and transfer agent; and (c) any of the other parties involved in the private placement, including legal counsel to Seabridge; and may be disclosed by Seabridge to (d) the Canada Revenue Agency; and (e) any other person to whom it is required to disclose such information under applicable legislation or authority.  By executing this Agreement, Royal Gold consents to and authorizes the foregoing collection, use and disclosure of Royal Gold’s personal information.  Royal Gold also consents to and authorizes the filing of copies or originals of any of this Agreement (including attachments) as may be required to be filed with the Exchanges or

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                                                other Regulatory Authorities in connection with the transactions contemplated hereby.  In addition, Royal Gold consents to and authorizes the collection, use and disclosure of all such personal information by the Exchanges and other Regulatory Authorities in accordance with their requirements, including the provision to third party service providers, from time to time.  The contact information for the officer of Seabridge who can answer questions about this collection of information is as follows:

Chris Reynolds, Chief Financial Officer
Seabridge Gold Inc.
106 Front Street East, Suite 400

Toronto, Ontario
M5A 1E1
Telephone:  (416) 367-9292

If Royal Gold has any questions about the collection of Personal Information by the Ontario Securities Commission, please contact the Administrative Assistant to the Director of Corporate Finance, Suite 1903, Box 5520 Queen Street West, Toronto, Ontario, M5H 3S8, Tel: (416) 593-8086.

29.                               Proceeds of Crime.  Royal Gold represents and warrants that no portion of the Purchase Price to be advanced by Royal Gold to Seabridge hereunder will represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”) and Royal Gold acknowledges that Seabridge may in the future be required by law to disclose Royal Gold’s name and other information relating to this Agreement and Royal Gold’s subscription hereunder, on a confidential basis, pursuant to the PCMLA.  To the best of the knowledge of Royal Gold (i) no portion of the Purchase Price to be provided by Royal Gold (A) has been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States or any other jurisdiction, or (B) is being tendered on behalf of a person or entity who has not been identified to Royal Gold, and (ii) it shall promptly notify Seabridge if Royal Gold discovers that any of such representations ceases to be true, and to provide Seabridge with appropriate information in connection therewith.

30.                               Notice.  Documents will be considered to have been delivered (i) on the date of transmission, if delivered by fax or e-mail, (ii) the date of delivery, if delivered by hand during normal business hours or by prepaid courier, or (iii) five business days after the date of mailing, if delivered by mail, to Seabridge or to Royal Gold at the address set forth on the face page of this Agreement.

31.                               The Agreement.  This Agreement includes all schedules hereto, and all of the statements of Royal Gold in such schedules are incorporated into this Agreement for the benefit of Seabridge.  This Agreement and the Option Agreement constitutes the entire agreement between the parties in respect of the subject matter hereof and supersedes any and all prior agreements, representations, warranties or covenants, express or implied, written or verbal, except as may be expressed herein.

32.          Currency.  All references to currency herein are to lawful money of Canada.

33.                               Instrument in Writing.  Subject to the terms hereof, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

34.                              Enurement.  This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and successors but otherwise cannot be assigned.

9

35.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when delivered, either in original, scanned or facsimile or other electronic form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

10

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

RG EXCHANGECO INC.

Authorized signatory

SEABRIDGE GOLD INC.

Authorized signatory

SCHEDULE A

SUBSCRIPTION INFORMATION

TO:        SEABRIDGE GOLD INC. (the “Issuer”)

RE:         SUBSCRIPTION FOR SECURITIES OF THE ISSUER

RG EXCHANGECO INC. (the “Subscriber”) either [check appropriate box]:

☐                                    owns directly or indirectly, or exercises control or direction over, no Common Shares or securities convertible into Common Shares; or

☒                                  owns directly or indirectly, or exercises control or direction over, 1,019,000 Common Shares and convertible securities entitling the holder thereof to acquire an additional Nil Common Shares.

Please register the Purchased Shares as follows:

Certificate Registration Instructions:

RG EXCHANGECO INC.
Name

Account reference, if applicable

10060 JASPER AVENUE, 1201 SCOTIA TOWER 2
Subscriber’s Address

EDMONTON, ALBERTA T5J 4E5

The telephone number of the Subscriber is  (303) 573-1660 .

SCHEDULE B

CERTIFICATION OF PURCHASER

TO:        SEABRIDGE GOLD INC. (the “Issuer”)

RE:         SUBSCRIPTION FOR SECURITIES OF THE ISSUER

Capitalized terms not specifically defined in this certification have the meaning ascribed to them in the Subscription Agreement to which this Schedule B is attached.  In the event of a conflict between the terms of this certification and such Subscription Agreement, the terms of this certification shall prevail.

In addition to the covenants, representations and warranties contained in the Subscription Agreement to which this Schedule B is attached, the undersigned Subscriber covenants, represents and warrants to the Issuer that:

(a)                                 It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares and it is able to bear the economic risk of loss of its entire investment.

(b)                                 The Issuer has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of its subscription for Common Shares of the Issuer and it has had access to such information concerning the Issuer as it has considered necessary or appropriate in connection with its investment decision to acquire the Purchased Shares, including access to the Issuer’s public filings available on the Internet at www.sedar.com, and that any answers to questions and any request for information have been complied with to the Subscriber’s satisfaction.

(c)                                  It is acquiring the Purchased Shares for its own account and not with a view to any resale, distribution or other disposition of the Purchased Shares in violation of the United States federal or state securities laws.

(d)                                 It understands (i) the Purchased Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States and will be “restricted securities”, as defined in Rule 144 under the U.S. Securities Act; (ii) the sale contemplated hereby is being made to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Rule 506 of Regulation D thereunder; and (iii) the Purchased Shares may not be offered, sold, pledged or transferred in the United States or by or on behalf of a U.S. Person unless the Purchased Shares are registered under the U.S. Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available.

(e)                                  The Subscriber is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act by virtue of being a corporation with total assets in excess of US$5,000,000.

(f)                                   The Subscriber has not purchased the Purchased Shares as a result of any form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act).

(g)                                  It understands and agrees that the Purchased Shares may not be acquired in the United States or by or on behalf of a U.S. Person or a person in the United States unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration requirements is available.

(h)                                 If the Subscriber decides to offer, sell, pledge or otherwise transfer any of the Purchased Shares, it will not offer, sell, pledge or otherwise transfer any of the Purchased Shares directly or indirectly, other than pursuant to registration under or an exemption or exclusion from the U.S. Securities Act and any applicable state laws.

(i)                                     The certificates representing the Purchased Shares issued hereunder, as well as all certificates issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws, will bear, on the face of such certificate, the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IF REGISTERED UNDER THE U.S. SECURITIES ACT OR (A) TO SEABRIDGE GOLD INC. (THE “COMPANY”); (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (D), THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.  THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN OR UNITED STATES STOCK EXCHANGE.”

(j)                                    It undertakes to notify the Issuer immediately of any change in any representation, warranty or other information relating to the Subscriber which takes place prior to the time of Closing.

Dated December       , 2012.

X
Authorized signatory (if Subscriber is not an individual)

RG Exchangeco Inc.
Name of Subscriber (please print)

Stefan Wenger
Name of authorized signatory (please print)

Vice President and Treasurer
Official capacity of authorized signatory (please print)

2

SCHEDULE B
CONFORMED OPTION AGREEMENT

[See attached]

OPTION AGREEMENT

- between -

SEABRIDGE GOLD INC.

- and -

RGLD GOLD CANADA, INC.

June 16, 2011

TABLE OF CONTENTS

SECTION 1 - INTERPRETATION		1

1.01	Definitions	1
1.02	Headings	9
1.03	Extended Meanings	10
1.04	Statutory References	10
1.05	Schedules	10
1.06	Governing Law	10
1.07	Severability	10
1.08	Meaning of Control	10
1.09	Day Not a Business Day	11
1.10	Knowledge	11

SECTION 2 - REPRESENTATIONS AND WARRANTIES		11

2.01	Royal Gold’s Representations and Warranties	11
2.02	Seabridge’s Representations and Warranties	12
2.03	Indemnification Regarding Representations and Warranties	13
2.04	Survival	14
2.05	Further Action	14

SECTION 3 — SUBSCRIPTIONS FOR SHARES		14

3.01	First Tranche Subscription	14
3.02	Second Tranche Subscription	14

SECTION 4 - OPTIONS		16

4.01	Grant of First Option	16
4.02	Grant of Second Option	17
4.03	Satisfaction of Option Conditions	19
4.04	Use of Purchase Price Proceeds	20

SECTION 5 — ADDITIONAL COVENANTS AND ACKNOWLEDGEMENTS		20

5.01	Additional Seabridge Covenants	20
5.02	Additional Royal Gold Covenants	23
5.03	Acknowledgements	23

SECTION 6 - TRANSFERS		23

6.01	Limitation on Transfers by Royal Gold	23
6.02	Limitations on Transfers by Seabridge	24
6.03	Inurement	25

SECTION 7 — CONFIDENTIAL INFORMATION		25

7.01	Confidential Information	25
7.02	Prior Information and Information in Public Domain	27
7.03	Public Announcements by Seabridge	27

SECTION 8 - DISPUTE RESOLUTION		28

8.01	Dispute Resolution	28

SECTION 9 - TERMINATION		29

9.01	Termination by Notice	29
9.02	Termination by Failure to Satisfy First Option Conditions	29
9.03	Termination by Failure to Exercise First Option	29
9.04	Termination by Failure to Exercise Second Option	29
9.05	Termination following Exercise of Second Option	29
9.06	Termination for Default	29
9.07	No Other Termination	30
9.08	Effect of Termination	30

SECTION 10 - NOTICE		30

10.01	Notice	30

SECTION 11 - GENERAL		31

11.01	Entire Agreement	31
11.02	No Waiver of Breaches	31
11.03	Further Assurances	31
11.04	Remedies Cumulative	32
11.05	Counterparts	32
11.06	Electronic Transmission	33
Schedule A First Tranche Subscription Agreement		34
Schedule B Form of Royalty Agreement		35
Schedule C Permitted Royalties		36

ii

OPTION AGREEMENT

THIS AGREEMENT made as of the 16th day of June, 2011 (the “Effective Date”)

BETWEEN:

SEABRIDGE GOLD INC., a corporation existing under the laws of Canada

(“Seabridge”)

AND:

RGLD GOLD CANADA, INC., a corporation existing under the laws of Canada

(“Royal Gold”)

WHEREAS:

A.                                    Seabridge owns and operates the Project.

B.                                    Subject to, and in consideration of, Royal Gold entering into the First Tranche Subscription Agreement with Seabridge pursuant to which Royal Gold will subscribe for the First Tranche Shares at a subscription price which reflects a 15 percent premium to the market value of the Shares, Seabridge wishes to grant, and Royal Gold wishes to receive, the First Option to purchase the Royalty at a Royalty Percentage of 1.25 percent.

C.                                    Subject to, and in consideration of, Royal Gold exercising the Second Tranche Option pursuant to which Royal Gold will subscribe for the Second Tranche Shares at a subscription price which reflects a 15 percent premium to the market value of the Shares, Seabridge wishes to grant, and Royal Gold wishes to receive, the Second Option to increase the Royalty Percentage by 0.75 percent.

D.                                    The Parties wish to enter into this Agreement in order to set out the terms and conditions on which the Parties will complete the foregoing transactions.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

SECTION 1 - INTERPRETATION

1.01                                                                        Definitions

For the purposes of this Agreement the following words and phrases shall have the following meanings:

(1)                                 “Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person;

(2)                                 “Agreement” means this agreement, including its recitals and schedules, as amended from time to time;

(3)                                 “Alternative Subscription” has the meaning given to such term in Section 3.02(5)(a)(i);

(4)                                 “Applicable Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, judgments, decrees, and other valid governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature and includes any Environmental Laws;

(5)                                 “Business Day” in any jurisdiction means a day, other than a Saturday or Sunday, on which banks in such jurisdiction are generally open for business;

(6)                                 “Committed Funding” shall include any of, or any combination of:

(a)                                 a binding commitment from a bona fide lender or other financial partner under which the lender or financial partner commits, subject to the conditions therein, to provide funds for the purposes of construction of the Project and commencing commercial production at the Project; and/or

(b)                                 the respective boards of directors Seabridge and/or a Transferee making a decision to proceed with Development and to fund Development of the Project through to commencement of commercial production at the Project with its own financial resources, provided that Seabridge and/or such Transferee has a balance sheet and current and projected revenues, together with any commitments from a lender or other financial partner under paragraph (a) above, that reasonably evidences the ability to fund Development;

(7)                                 “Confidential Information” has the meaning given to such term in Section 7.01(1);

(8)                                 “Deed of Accession” has the meaning given to such term in Section 6.02(3);

(9)                                 “Development” means all preparation (other than Exploration) for the removal and recovery of mineral deposits from the Subject Properties, including the acquisition of equipment and the construction or installation of any improvements to be used for the mining, handling, processing or other beneficiation of mineral deposits from the Subject Properties, related Environmental Compliance and financing;

(10)                          “Disclosure Letter” means the letter delivered to Royal Gold from Seabridge concurrently with the execution of this Agreement and as may thereafter be updated in accordance with Sections 4.01(1)(b) and 4.02(1)(b);

(11)                          “Dispute” means a dispute arising out of, or in connection with, this Agreement or any legal relationship associated with, or derived from, this Agreement;

(12)                          “Effective Date” means the date of this Agreement, as first set out above;

(13)                          “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Mineral Tenures or other compliance with Environmental Laws;

(14)                          “Environmental Laws” means Governmental Requirements relating to pollution or protection of human health or the environment, including Governmental Requirements relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Subject Properties, the Project, the other assets owned, controlled or managed by Seabridge which are used on or in connection with the Subject Properties or the Project or to the activities of Seabridge on or in connection with the Subject Properties or the Project;

(15)                          “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against Seabridge, the Subject Properties or the Project by any third party (as the case may be), alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Subject Properties or the Project and/or emanating or migrating and/or threatening to emanate or migrate from the Subject Properties or the Project to off-site properties; (ii) the physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws;

(16)                          “Escrow Agreement” means the escrow agreement entered into between Royal Gold, Seabridge and McCarthy Tétrault LLP, as escrow agent, concurrently with the execution of this Agreement;

(17)                          “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of mineral deposits on the Subject Properties, including additional drilling required after discovery of mineral deposits, and includes related Environmental Compliance;

(18)                          “First Option” has the meaning given to such term in Section 4.01(1);

(19)                          “First Option Certificate” has the meaning given to such term in Section 4.01(1)(b);

(20)                          “First Option Conditions” means:

(a)                                 the closing of the First Tranche Subscription has occurred in accordance with the First Tranche Subscription Agreement; and

(b)                                 Royal Gold or an Affiliate of Royal Gold has held Shares equal to the First Tranche Shares for a period of not less than 270 days from the closing date of the First Tranche Subscription;

(21)                          “First Option Confirmation Notice” has the meaning given to such term in Section 4.01(1)(c);

(22)                          “First Option Notice” has the meaning given to such term in Section 4.01(1);

(23)                          “First Option Exercise Period” means the period commencing on the date on which the First Option Conditions have been satisfied or waived in writing by Seabridge and ending on the date that is sixty (60) days after the later of the date that Royal Gold has been provided with written evidence to its reasonable satisfaction that:

(a)                                 the Project has, to the extent necessary for the Development and operation of the Project, received from the relevant Governmental Authorities:

(i)                                     any certificate required under the Environmental Assessment Act (British Columbia), or any equivalent requirement then in effect under Applicable Laws;

(ii)                                  any approvals required under the Canadian Environmental Assessment Act (Canada), or any equivalent requirement then in effect under Applicable Laws;

(iii)                               any permit for a large mine required under the Mines Act (British Columbia), or any equivalent requirement then in effect under Applicable Laws;

(iv)                              any approvals or permits required under the Water Act (British Columbia), or any equivalent requirements then in effect under Applicable Laws;

(v)                                 any approvals or permits required under the Fisheries Act (Canada), or any equivalent requirements then in effect under Applicable Laws;

(vi)                              any approvals or permits required under the Environmental Management Act (British Columbia), or any equivalent requirements then in effect under Applicable Laws; and

(vii)                           all other material licences, permits and approvals from Governmental Authorities necessary for the Development and operation of the Project (except for those licenses, permits and approvals that cannot reasonably be obtained prior to commencing construction of the Project, provided that there is a reasonable degree of confidence that such licences, permits and approvals will be obtained in a timely manner at the appropriate time);

(b)                                 Seabridge, or its successors or assigns in accordance with Section 6.02, has received board, joint venture and all other corporate approvals necessary to commence construction of the Project; and

(c)                                  Seabridge, or its successors and assigns in accordance with Section 6.02, has demonstrated sufficient Committed Funding for the Development of the Project and commencement of commercial production in respect thereof, and the conditions precedent to the first advance of loan monies in respect thereof (“Financial Close”) have been fulfilled, except that, to the extent any conditions precedent to Financial Close include conditions precedent (the “Royal Gold Conditions”) that require the exercise of the First Option or the Second Option, or the payment of the First Option Purchase Price or the Second Option Purchase Price, then:

(i)                                     the Royal Gold Conditions shall be deemed to have been fulfilled for the purposes of determining whether Financial Close has been achieved within the meaning of this paragraph (c); and

(ii)                                  Royal Gold shall, to the extent it does not prejudice its rights hereunder and without any obligation on its part to fulfil the Royal Gold Conditions or any duty of care to Seabridge or any third party, endeavour that any exercise of the First Option or the Second Option does not unreasonably delay Financial Close or unreasonably jeopardize the Committed Funding, provided that:

(d)                                 for the purposes of determining whether the Committed Funding is sufficient, the First Option Purchase Price and the Second Option Purchase Price may be considered as comprising a portion of the Committed Funding; and

(e)                                  in no case shall the First Option Exercise Period end prior to the date that is sixty (60) days after the First Option Conditions have been satisfied or waived in writing by Seabridge.

(24)                          “First Option Purchase Price” means the lesser of: (i) CDN$100,000,000.00, and (ii) an amount in Canadian dollars equivalent to USD$125,000,000.00 converted at the prevailing US$/CD$ spot market rate applicable on the day immediately prior to the date on which Royal Gold makes the first payment of the First Option Purchase Price in accordance with Section 4.01(1)(d)(i) by reference to middle-market rates quoted on the Reuters page FX= (or if such page ceases to be quoted, such replacement or substituted page as reflects substantially the same exchange rates);

(25)                          “First Option Royalty Agreement” means the Royalty Agreement reflecting a Royalty Percentage of 1.25 percent which has been executed and delivered into escrow by the parties concurrently with the execution of this Agreement and which will be held in escrow in accordance with the terms and conditions of the Escrow Agreement and, for greater certainty, shall be of no force and effect until released in accordance with the terms and conditions of the Escrow Agreement;

(26)                          “First Tranche Shares” means the Shares subscribed for by Royal Gold in accordance with the First Tranche Subscription Agreement;

(27)                          “First Tranche Subscription” has the meaning given to such term in Section 3.01;

(28)                          “First Tranche Subscription Agreement” means the subscription agreement executed substantially in the form set out as Schedule A;

(29)                          “Full Transfer” has the meaning given to such term in Section 6.02(2)(a);

(30)                          “Good Mining Practice” has the meaning given to such term in the Royalty Agreement;

(31)                          “Governmental Authorities” means the government or any state, provincial, territorial, divisional, county, regional, city or other political subdivision thereof and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction, including over the Project or the Subject Properties;

(32)                          “Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement of any Governmental Authorities;

(33)                          “ICC” has the meaning given to such term in Section 8.01(2);

(34)                          “Liens” means, as to any property or asset owned or held by a Person, any mortgage, deed of trust, lien, pledge, charge, security interest, preferential right, assignment, option, production payment or royalty (which for greater certainty excludes any Smelter Contract or Refining Contract), or other encumbrance in, on or to, or any interest or title of any vendor, lessor, purchaser or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, such property or asset, the signing of any mortgage, deed of trust, pledge, charge, security agreement, assignment or similar instrument with respect to such property or asset, or the signing or filing of a financing statement with respect to such property or asset which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement with respect to such property or asset;

(35)                          “Material Agreement” has the meaning given to such term in the Royalty Agreement;

(36)         “Mineral Tenures” has the meaning given to such term in the Royalty Agreement;

(37)         “Offered Interest” has the meaning given to such term in Section 5.01(4);

(38)         “Operations” means, from time to time, all matters, work and activities concerning, related to or in connection with the Subject Properties or the Project, including Exploration and Development;

(39)         “Partial Transfer” has the meaning given to such term in Section 6.02(2)(a);

(40)         “Parties” means Royal Gold and Seabridge, and each of them is a “Party”;

(41)         “Permitted Liens” means:

(a)           security interests or other Liens created to secure loans or advances made by, or debt obligations issued by Seabridge to, any lender or syndicate of lenders for the bona fide purpose of obtaining financing for the Development of the Project; and

(b)           the Permitted Royalties;

(42)         “Permitted Royalties” means the royalties described in Schedule C (in their form as at the Effective Date or as subsequently amended or varied with Royal Gold’s prior written consent but not as may be otherwise subsequently amended or varied);

(43)         “Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority, and pronouns have a similarly extended meaning;

(44)         “Project” has the meaning given to such term in the Royalty Agreement;

(45)         “Refining Contract” has the meaning given to such term in the Royalty Agreement;

(46)         “Representatives” has the meaning given to such term in Section 5.01(2)(b);

(47)         “Required Disclosure” has the meaning given to such phrase in Section 7.01(3);

(48)         “Royal Gold” has the meaning set forth in the introductory paragraph of this Agreement;

(49)         “Royalty” has the meaning given to such term in the Royalty Agreement;

(50)         “Royalty Agreement” means the form of royalty agreement set out as Schedule B;

(51)         “Royalty Percentage” has the meaning given to such term in the Royalty Agreement;

(52)         “Sale Terms” has the meaning given to such term in Section 5.01(4);

(53)         “Seabridge” has the meaning set forth in the introductory paragraph of this Agreement;

(54)         “Second Option” has the meaning given to such term in Section 4.02(1);

(55)         “Second Option Certificate” has the meaning given to such term in Section 4.02(1)(b);

(56)         “Second Option Conditions” means:

(a)           the First Option Notice has been delivered by Royal Gold in accordance with Section 4.01; and

(b)           the closing of the Second Tranche Subscription has occurred in accordance with the Second Tranche Subscription Agreement;

(57)         “Second Option Confirmation Notice” has the meaning given to such term in Section 4.02(1)(c);

(58)         “Second Option Notice” has the meaning given to such term in Section 4.02(1);

(59)         “Second Option Exercise Period” means the period commencing on the date on which the Second Option Conditions have been satisfied or waived in writing by Seabridge and ending on the same expiry date as provided in the definition of “First Option Exercise Period”, provided that in no case shall the Second Option Exercise Period end prior to the date that is sixty (60) days after the Second Option Conditions have been satisfied or waived in writing by Seabridge;

(60)         “Second Option Purchase Price” means the lesser of: (i) CDN$60,000,000.00, and (ii) an amount in Canadian dollars equivalent to USD$75,000,000.00 converted at the prevailing US$/CD$ spot market rate applicable on the day immediately prior to the date on which Royal Gold makes the first payment of the Second Option Purchase Price in accordance with Section 4.02(1)(d)(i) by reference to middle-market rates quoted on the Reuters page FX= (or if such page ceases to be quoted, such replacement or substituted page as reflects substantially the same exchange rates);

(61)         “Second Option Royalty Agreement” means the Royalty Agreement reflecting a Royalty Percentage of 2 percent which has been executed and delivered into escrow by the parties concurrently with the execution of this Agreement and which will be held in escrow in accordance with the terms and conditions of the Escrow Agreement and, for greater certainty, shall be of no force and effect until released in accordance with the terms and conditions of the Escrow Agreement;

(62)         “Second Tranche Exercise Notice” has the meaning given to such term in Section 3.02(1)

(63)         “Second Tranche Option” has the meaning given to such term in Section 3.02(1);

(64)         “Second Tranche Shares” means the Shares subscribed for by Royal Gold in accordance with the Second Tranche Subscription Agreement;

(65)         “Second Tranche Subscription” has the meaning given to such term in Section 3.02(1);

(66)         “Second Tranche Subscription Agreement” has the meaning given to such term in Section 3.02(3);

(67)         “Shares” means common shares in the capital of Seabridge;

(68)         “Smelter Contract” has the meaning given to such term in the Royalty Agreement;

(69)         “Subject Properties” has the meaning given to such term in the Royalty Agreement;

(70)         “Taxes” mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by or on behalf of any Governmental Authorities, including any interest, additions to tax or penalties applicable thereto;

(71)         “Third Party Agreement” has the meaning given to such term in Section 5.01(3);

(72)         “Transaction Documents” means this Agreement, the First Tranche Subscription Agreement, the Second Tranche Subscription Agreement and the Royalty Agreement;

(73)         “Transfer” means any transfer, sale, assignment, lease, conveyance, mortgage, pledge or other disposal or Lien and “Transfer” when used as a verb shall have a corresponding meaning; and

(74)         “TSX” means the Toronto Stock Exchange.

1.02                        Headings

The division of this Agreement into Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Schedules are to Sections of and Schedules to this Agreement.

1.03                        Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities.  The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any Person other than Seabridge and Royal Gold.

1.04                        Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05                        Schedules

The following schedules are incorporated into this Agreement by reference and form an integral part of this Agreement:

Schedules		Description

Schedule A	-	First Tranche Subscription Agreement

Schedule B	-	Form of Royalty Agreement

Schedule C	-	Permitted Royalties

1.06                        Governing Law

This Agreement shall be construed and governed by the laws of British Columbia and the laws of Canada applicable therein and, subject to Section 8, the Parties irrevocably submit to the exclusive jurisdiction of the courts of British Columbia.

1.07                        Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and such remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

1.08                        Meaning of Control

For the purposes of this Agreement, an entity is controlled by a Person if:

(a)           a majority of the voting securities of the entity are held, other than by way of security only, directly or indirectly by or for the benefit of such Person; and

(b)           the voting rights attached to those voting securities are entitled, if exercised, to elect a majority of the directors of the entity,

and the terms “control”, “controls”, “controlling” and similar terms have a corresponding meaning.

1.09                        Day Not a Business Day

In the event that any day on which any action is required to be taken hereunder is not a Business Day in the jurisdiction relevant to the action to be taken, then such action shall be required to be taken at the requisite time on the next succeeding day that is a Business Day in such jurisdiction.

1.10                        Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seabridge, Seabridge confirms that it has made due and diligent inquiry of such Persons as to the matters that are the subject of the representations and warranties as it reasonably considers necessary.

SECTION 2 - REPRESENTATIONS AND WARRANTIES

2.01                        Royal Gold’s Representations and Warranties

As of the Effective Date, Royal Gold represents and warrants to Seabridge that:

(a)           it is a body corporate duly incorporated or continued, organized and validly subsisting under the Applicable Laws of its incorporating or continued jurisdiction;

(b)           it has full power and authority to carry on its business and to enter into this Agreement;

(c)           neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)           the execution and delivery of this Agreement does not violate or result in the breach of the Applicable Laws of any jurisdiction applicable to Royal Gold or pertaining thereto or of its constating documents;

(e)           all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f)            this Agreement constitutes a legal, valid and binding obligation of Royal Gold enforceable against it in accordance with its terms.

2.02                        Seabridge’s Representations and Warranties

As of the Effective Date, Seabridge represents and warrants to Royal Gold that:

(a)           it is a body corporate duly incorporated or continued, organized and validly subsisting under the Applicable Laws of its incorporating or continued jurisdiction;

(b)           it has the full power and authority to carry on its business and to enter into this Agreement;

(c)           except as provided in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)           the execution and delivery of this Agreement does not violate or result in the breach of the Applicable Laws of any jurisdiction applicable to Seabridge or pertaining thereto or of its constating documents;

(e)           all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder;

(f)            this Agreement constitutes a legal, valid and binding obligation of Seabridge enforceable against it in accordance with its terms;

(g)           the Mineral Tenures are in good standing under Applicable Laws;

(h)           the Mineral Tenures have been properly and legally recorded and acquired in accordance with Applicable Laws;

(i)            Seabridge is the recorded holder and the 100%  legal and beneficial owner of the Mineral Tenures free and clear of all Liens (except Permitted Liens);

(j)            there is no adverse claim or challenge against or to ownership of or title to any of the Mineral Tenures, nor, to its knowledge, is there any basis therefore or interest therein, and there are no outstanding agreements or options to acquire or purchase the Mineral Tenures or any portion thereof, and no Person has any royalty or other interest whatsoever in production from any of the Mineral Tenures other than the Permitted Royalties;

(k)           except as provided in the Disclosure Letter, Seabridge has not received any notice and has no knowledge of any proposal to terminate or vary the terms of any rights comprised in the Mineral Tenures, from any government or other regulatory authority;

(l)            there are no civil, criminal, administrative, investigative or informal actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, or other proceedings of any kind or nature pending, or to the knowledge of Seabridge, threatened, against Seabridge or materially adversely affecting or which could materially adversely affect (including any potential judgment or liability against) the Mineral Tenures or the Project at law or otherwise, in, before, by or otherwise involving, any Governmental Authority, arbitrator or other Person.  To the knowledge of Seabridge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action described in this Section 2.02(l);

(m)          to the knowledge of Seabridge, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Mineral Tenures or the Project and there have been no activities on or in relation to the Mineral Tenures or the Project that are, or were, in violation of any Environmental Laws, regulations or regulatory prohibition or order, and conditions on and relating to the Mineral Tenures and the Project are in compliance in all material respects with such laws, regulations, prohibitions and orders;

(n)           to the knowledge of Seabridge, all work carried out on the Mineral Tenures by Seabridge or by any other Person, has been carried out in compliance with all Applicable Laws, including Environmental Laws and Governmental Requirements, and neither Seabridge, nor to its knowledge any Person, has received any notice of any breach of any such law and it has no knowledge of any facts which would lead a well-informed operator in the mining industry to believe there are any Environmental Liabilities associated with the Mineral Tenures and, to its knowledge, there are no environmental audits relating to the Mineral Tenures; and

(o)           all information provided by Seabridge to Royal Gold in respect of the Mineral Tenures and the Project was true and correct in all material respects at the time it was provided and no relevant material information or knowledge has been withheld from Royal Gold by Seabridge.

2.03                        Indemnification Regarding Representations and Warranties

Each Party shall indemnify and save the other harmless from any loss, expense, liability, actual or threatened claim, count, cause of action, action, suit, proceeding or demand of any kind or nature arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.  A Party may waive the breach by the other Party of any of such Party’s representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice to its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

2.04                        Survival

The representations, warranties and agreements set forth in this Section 2 shall survive the termination of this Agreement by a period of two (2) years.

2.05                        Further Action

Seabridge will (and will cause any Affiliate to), upon request, sign and deliver to Royal Gold, and Royal Gold may register or otherwise record against titles to the Subject Properties, the form of notice or other document or documents as Royal Gold may reasonably request to give notice of the existence of this Agreement to third parties.

SECTION 3 – SUBSCRIPTIONS FOR SHARES

3.01                        First Tranche Subscription

Concurrently with the execution of this Agreement, Royal Gold and Seabridge shall execute and deliver the First Tranche Subscription Agreement in order for Royal Gold to subscribe for the First Tranche Shares on the terms and conditions described therein (the “First Tranche Subscription”).

3.02                        Second Tranche Subscription

(1)           Subject to the closing of the First Tranche Subscription in accordance with the First Tranche Subscription Agreement, Seabridge hereby grants Royal Gold an irrevocable option (the “Second Tranche Option”), which option Royal Gold may exercise, in its sole discretion, by delivering written notice (the “Second Tranche Exercise Notice”) to Seabridge at any time on or before the day that is 540 days after the closing of the First Tranche Subscription (the “Second Tranche Exercise Period”), but subject to Section 3.02(4), to subscribe for such number of additional Shares as is equal to the quotient of:

(a)           CDN$18,000,000.00; divided by

(b)           a price equal to a premium of fifteen percent (15%) to the volume weighted average trading price of the Shares on the TSX for the five (5) trading day period ending two (2) trading days prior to the delivery of the Second Tranche Exercise Notice,

(the “Second Tranche Subscription”).

(2)           Except as provided in Sections 3.02(3), the terms and conditions of the Second Tranche Subscription shall be substantially the same as the First Tranche Subscription.

(3)           Within ten (10) days of Royal Gold delivering the Second Tranche Exercise Notice, Royal Gold and Seabridge shall execute and deliver a subscription agreement (the “Second Tranche Subscription Agreement”) in substantially the same form as the First Tranche Subscription Agreement, mutatis mutandis, subject to such changes as may be required to reflect the terms of the Second Tranche Subscription described in Section 3.02(1) and as may be necessary in the evaluation of legal counsel to the Parties to permit the Second Tranche Subscription to be completed on a prospectus exempt basis or otherwise as a result of any then Applicable Laws or requirements of any stock exchange or trading system on which the Shares are trading.

(4)           Notwithstanding Sections 3.02(1) and 3.02(3), if at any time Royal Gold has delivered the Second Tranche Exercise Notice but is prohibited under Applicable Laws or requirements of any stock exchange on which the Shares trade from completing the Second Tranche Subscription promptly after delivery of the Second Tranche Exercise Notice, the time for execution of the Second Tranche Subscription Agreement shall be extended until the date that is thirty (30) days after Royal Gold is no longer prohibited from completing the Second Tranche Subscription under such Applicable Laws or the requirements of any such stock exchange and at a price determined under Section 3.02(1)(b) except that the applicable period for calculating the volume weighted average trading price of the Shares shall be the five (5) trading day period ending twenty (20) days after the first day on which Royal Gold is no longer prohibited from completing the Second Tranche Subscription under such Applicable Laws or the requirements of any such stock exchange.  In determining whether completion of the Second Tranche Subscription is prohibited under Applicable Laws, Royal Gold agrees to give due consideration to whether or not Seabridge has imposed a trading blackout in respect of information that has been disclosed to Royal Gold as well as whether any securities regulatory authority or stock exchange may exercise its public policy jurisdiction or some other discretion to determine that any conduct is or would be unlawful or otherwise prohibited.

(5)           Notwithstanding any provision to the contrary contained herein, in the event that, prior to the completion of the Second Tranche Subscription, Seabridge is no longer a reporting issuer in Canada or its Shares do not trade on a stock exchange, then:

(a)           if all of the issued and outstanding Shares are acquired by a Person that is itself a reporting issuer in Canada whose securities trade on a Canadian or United States stock exchange, such Person may elect in writing to Royal Gold (provided such election is delivered in a timely manner and does not prejudice Royal Gold’s rights hereunder) requiring that the provisions of this Section 3.02 shall apply to the securities of such Person rather than the Shares, upon which:

(i)            Royal Gold may, if it chooses to exercise the Second Tranche Option, subscribe for securities of such Person on substantially the same terms and conditions, mutatis mutandis, as the Second Tranche Subscription (the “Alternative Subscription”);

(ii)           all other terms and conditions of this Section 3.02 shall apply, mutatis mutandis, to the Alternative Subscription; and

(iii)          upon completion of the Alternative Subscription, paragraph (b) of the definition of “Second Option Conditions” shall be deemed to have been satisfied for the purposes of Section 4.02; or

(b)           in all other circumstances, including an acquisition of all of the Shares by a private entity, paragraph (b) of the definition of “Second Option Conditions” shall be deemed to have been satisfied for the purposes of Section 4.02.

SECTION 4- OPTIONS

4.01                        Grant of First Option

(1)           Subject to the satisfaction of the First Option Conditions (or Seabridge waiving such conditions in writing), Seabridge hereby grants to Royal Gold an irrevocable option (the “First Option”) to acquire the Royalty at a Royalty Percentage of 1.25 percent, free and clear of all Liens, which option Royal Gold may exercise, in its sole discretion, as follows:

(a)           by Royal Gold delivering a written notice (the “First Option Notice”) to Seabridge at any time during the First Option Exercise Period notifying Seabridge that it may wish, but is not obliged, to exercise the First Option;

(b)           within ten (10) days of the receipt of the First Option Notice, Seabridge shall deliver to Royal Gold a certificate (the “First Option Certificate”) signed by Seabridge and repeating each of the representations and warranties of Seabridge in Section 2.02 hereof, provided that, Seabridge may deliver with the First Option Certificate an updated Disclosure Letter containing such qualifications to the representations contained in Sections 2.02(i) to 2.02(o) as may be necessary to provide accurate representations and warranties as at the date of the First Option Certificate (which representations and warranties will be deemed to have been repeated on the date the First Option Confirmation Notice is delivered);

(c)           within ten (10) days of the receipt of the First Option Certificate, by Royal Gold delivering written notice (the “First Option Confirmation Notice”) to Seabridge confirming that it wishes to exercise the First Option; and

(d)           upon delivery of the First Option Confirmation Notice, by Royal Gold paying the First Option Purchase Price to Seabridge as follows:

(i)            one-third (1/3) of the First Option Purchase Price shall be payable by Royal Gold to Seabridge upon release of the First Option Royalty Agreement from escrow in accordance with the Escrow Agreement (provided that, if the First Option Confirmation Notice and the Second Option Confirmation Notice are delivered at the same time, then such payment shall be made upon release of the Second Option Royalty Agreement from escrow in accordance with the Escrow Agreement);

(ii)           one-third (1/3) of the First Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 270 days after the delivery of the First Option Confirmation Notice; and

(iii)          one-third (1/3) of the First Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 540 days after the delivery of the First Option Confirmation Notice.

(2)           Upon delivery of the First Option Confirmation Notice:

(a)           the Royalty shall immediately vest in Royal Gold at a Royalty Percentage of 1.25 percent; and

(b)           the First Option Royalty Agreement shall be released from escrow in accordance with the terms and conditions of the Escrow Agreement (provided that, if the First Option Confirmation Notice and the Second Option Confirmation Notice are delivered at the same time, then only the Second Option Royalty Agreement shall be released from escrow in accordance with Section 4.02(2)(b)), provided that, in the event that Royal Gold fails to complete its payment of the First Option Purchase Price in accordance with Section 4.01(1)(d), then:

(c)           the First Option Royalty Agreement shall terminate;

(d)           Royal Gold shall not be obligated to make any further payments in respect of the First Option Purchase Price and Seabridge shall be entitled to keep any portion of the First Option Purchase Price previously paid by Royal Gold (subject to any other remedy that Royal Gold may have under this Agreement or at law); and

(e)           this Agreement shall terminate.

(3)           For greater certainty, provided that the First Option Notice is delivered during the First Option Exercise Period in accordance with Section 4.01(1)(a), the delivery of the First Option Confirmation Notice and exercise of the First Option may occur after the expiry of the First Option Exercise Period.

(4)           Seabridge shall use its good faith commercially reasonable endeavours to achieve fulfilment of paragraph (a) of the definition of First Option Conditions to the extent that fulfilment of such First Option Conditions is reasonably within its control.

4.02                        Grant of Second Option

(1)           Subject to the satisfaction of the Second Option Conditions (or Seabridge waiving such conditions in writing), Seabridge hereby grants to Royal Gold an irrevocable option (the “Second Option”) to increase the Royalty Percentage by 0.75 percent (that is, to a total Royalty Percentage of two (2) percent), which option Royal Gold may exercise, in its sole discretion, as follows:

(a)           by Royal Gold delivering a written notice (the “Second Option Notice”) to Seabridge at any time during the Second Option Exercise Period notifying Seabridge that it may wish, but is not obliged, to exercise the Second Option;

(b)           within ten (10) days of the receipt of the Second Option Notice, Seabridge shall deliver to Royal Gold a certificate (the “Second Option Certificate”) signed by Seabridge and repeating each of the representations and warranties of Seabridge in Section 2.02 hereof, provided that, Seabridge may deliver with the Second Option Certificate an updated Disclosure Letter containing such qualifications to the representations contained in Sections 2.02(i) to 2.02(o) as may be necessary to provide accurate representations and warranties as at the date of the Second Option Certificate (which representations and warranties will be deemed to have been repeated on the date the Second Option Confirmation Notice is delivered);

(c)           within ten (10) days of the receipt of the Second Option Certificate, by Royal Gold delivering written notice (the “Second Option Confirmation Notice”) to Seabridge confirming that it wishes to exercise the Second Option; and

(d)           upon delivery of the Second Option Confirmation Notice, by Royal Gold paying the Second Option Purchase Price to Seabridge as follows:

(i)            one-third (1/3) of the Second Option Purchase Price shall be payable by Royal Gold to Seabridge upon release of the Second Option Royalty Agreement from escrow in accordance with the Escrow Agreement;

(ii)           one-third (1/3) of the Second Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 270 days after the delivery of the Second Option Confirmation Notice; and

(iii)          one-third (1/3) of the Second Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 540 days after the delivery of the Second Option Confirmation Notice.

(2)           Upon delivery of the Second Option Confirmation Notice:

(a)           the Royalty Percentage shall be deemed to have been increased by 0.75 percent (that is, to a total Royalty Percentage of two (2) percent) and shall immediately vest in Royal Gold; and

(b)           the Second Option Royalty Agreement shall be released from escrow in accordance with the terms and conditions of the Escrow Agreement (and the First Option Royalty Agreement shall, if previously released from escrow in accordance with Section 4.01(2)(b), be returned into escrow to be held in accordance with the Escrow Agreement), provided that, in the event that Royal Gold fails to complete its payment of the Second Option Purchase Price in accordance with Section 4.02(1)(d), then:

(c)           the Second Option Royalty Agreement shall terminate (and the First Option Royalty Agreement shall, unless the First Option Royalty Agreement has been terminated in accordance with Section 4.01(2)(c), be released from escrow in accordance with the terms and conditions of the Escrow Agreement);

(d)           Royal Gold shall not be obligated to make any further payments in respect of the Second Option Purchase Price and Seabridge shall be entitled to keep any portion of the Second Option Purchase Price previously paid by Royal Gold (subject to any other remedy that Royal Gold may have under this Agreement or at law); and

(e)           this Agreement shall terminate.

(3)           For greater certainty:

(a)           provided that the Second Option Notice is delivered during the Second Option Exercise Period in accordance with Section 4.02(1)(a), the delivery of the Second Option Confirmation Notice and exercise of the Second Option may occur after the expiry of the Second Option Exercise Period; and

(b)           Royal Gold may deliver the First Option Notice and the Second Option Notice at the same time (subject to meeting the First Option Conditions and the Second Option Conditions).

4.03                        Satisfaction of First Option Conditions

For the purposes of determining whether paragraph (b) of the First Option Conditions has been satisfied by Royal Gold:

(a)           if Royal Gold (or an Affiliate of Royal Gold) is not the registered holder of the Shares it is required to hold throughout the relevant period, Royal Gold may demonstrate that it has satisfied this condition by providing Seabridge with a certificate of an officer certifying Royal Gold has satisfied this First Option Condition together with copies of statements of its relevant brokerage accounts (or those of its relevant Affiliate) showing the transactions in its brokerage accounts (or those of its relevant Affiliate) over the relevant period and the balance of its holdings of Shares throughout the period or in such other manner reasonably acceptable to Seabridge; and

(b)           for greater certainty, all short positions of Royal Gold (or its relevant Affiliate) in respect of the Shares, if any, shall be deducted from the long positions of Royal Gold (or its relevant Affiliate) in respect of the Shares;

provided that, if Royal Gold is not capable of satisfying paragraph (b) of the First Option Conditions as a result of:

(c)           a compulsory acquisition of the relevant Shares held by Royal Gold (or its relevant Affiliate) in connection with a transaction pursuant to which one or more Persons acquires all of the issued and outstanding Shares; or

(d)           Seabridge undertaking any amalgamation, merger, arrangement, corporate reorganization or business combination, or any similar or analogous transaction under which, upon consummation, Royal Gold (or its relevant Affiliate) no longer holds the relevant Shares, then, as of the first date that Royal Gold (or its relevant Affiliate) no longer holds the Shares, such condition shall be deemed to have been satisfied for all purposes of this Agreement.

4.04                        Use of Purchase Price Proceeds

The proceeds from each instalment of the First Option Purchase Price and the Second Option Purchase Price will be used by Seabridge to fund Development of the Project on the Subject Properties.

SECTION 5 — ADDITIONAL COVENANTS AND ACKNOWLEDGEMENTS

5.01                        Additional Seabridge Covenants

(1)           From the Effective Date until the expiry of the Second Option Exercise Period, Seabridge shall:

(a)           preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation and the qualifications required in view of its business and operations or the ownership of its properties;

(b)           maintain, preserve, protect and defend, at its own expense, its ownership of and title to the Subject Properties, including, paying when due all fees, Taxes, Liens and assessments, and doing all other things and making all other payments necessary or appropriate to maintain the ownership, right, title and interest of Seabridge in the Subject Properties and under this Agreement;

(c)           refrain from agreeing to any amendment to or waiver in respect of the terms of:

(i)            the Subject Properties; and

(ii)           any other agreement related to the Subject Properties,

which may have a material adverse effect on the interests of Royal Gold under this Agreement or the Royalty Agreement without the prior written consent of Royal Gold;

(d)           promptly deliver to Royal Gold any notices, demands, or other communications relating to the Subject Properties that Seabridge receives from any Governmental Authority, any regulatory authority or any third party, except that in the case of notices, demands or other communications from third parties, the foregoing shall only apply to notices, demands or other communications relating to the matters referred to in Sections 2.02(j), 2.02(l), 2.02(m) and 2.02(n);

(e)           provide to Royal Gold, as and when prepared:

(i)            notice of any material change or changes to the development plan for the Project;

(ii)           quarterly construction, operating and exploration reports concerning the Project;

(iii)          applicable Smelter Contracts and Refining Contracts;

(iv)          annual reserve and resource reports, including reports that identify the reserves and resources within the Subject Properties and the Project;

(v)           any other material engineering or economic studies relating to the Project;

(vi)          annual budget, production forecast and mine operating plan in respect of the Project; and

(vii)         notice of any material event, including insolvency, force majeure or material breach under a Material Agreement, labour or social disruption of operations, legal action and any actual or threatened withdrawal of any government or third party approval which relates to the Project;

(f)            maintain, with financially sound and reputable insurance companies, property, liability, business interruption, construction and other insurance covering Seabridge and its operations, the Project and the Subject Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mineral projects or other operations of similar size and scope in British Columbia;

(g)           at all times comply in all material respects with all applicable Governmental Requirements relating to Seabridge’s operations on or with respect to the Subject Properties and the Project, including Environmental Laws; provided, however, Seabridge shall have the right to contest any such requirements if such contest does not jeopardize title to or its operations on the Subject Properties or the Project or Royal Gold’s rights under this Agreement;

(h)           timely and fully perform in all material respects all environmental protection and reclamation activities required on or with respect to the Subject Properties and the Project;

(i)            use reasonable commercial efforts in good faith to:

(i)            conduct Operations in accordance with Good Mining Practice and Governmental Requirements ;

(ii)           subject to (but only in the case of Seabridge and not in the case of any Transferee) Section 5.03, ensure timely Development and permitting of the Project; and

(iii)          comply with all Material Agreements.

(2)           In order to assist Royal Gold in determining whether to exercise the First Option or the Second Option, Seabridge shall, from time to time as requested by Royal Gold, from the Effective Date until the expiry of the Second Option Exercise Period,

(a)           give or cause to be given to Royal Gold and its agents and representatives full access to:

(i)            all books, records, agreements, financial and operating data and other information or documents concerning the Project and the Subject Properties in the possession or control of Seabridge; and

(ii)           such other information relating to Seabridge, the Project and the Subject Properties that Royal Gold and its agents and representatives may reasonably request; and

(b)           at any reasonable time during normal business hours and from time to time, on reasonable prior notice, permit Royal Gold acting through its officers, employees and representatives (the “Representatives”), acting reasonably and at their own expense, to visit and inspect the Project (including the Subject Properties and all improvements thereto and operations thereon) and to discuss the operations, technical findings, affairs, finances and accounts of Seabridge and other matters affecting Seabridge and its properties with the officers of Seabridge, provided that:

(i)            Seabridge shall not be responsible for injuries to or damages suffered by Royal Gold or its Representatives while visiting the Project unless such injuries or damages are caused or contributed to by the gross negligence or wilful misconduct of Seabridge or its representatives; and

(ii)           such site inspection activities shall also be subject to supervision of Seabridge, conducted in compliance with Governmental Requirements and Seabridge’s safety and workplace rules and procedures.

Royal Gold and its Representatives shall not permit their activities permitted by this Section 5.01(2) to unreasonably interfere with the business and operations of Seabridge and its properties, including the Project site, and agree that such activities shall be subject to the confidentiality provisions of this Agreement.

(3)           If Seabridge decides to abandon, forfeit, terminate or not renew any Mineral Tenure in the Subject Properties, Seabridge shall first give Royal Gold the right to receive such Mineral Tenure at no additional cost, provided that if Seabridge, subject to compliance with Section 6.02, enters into any arrangement (a “Third Party Agreement”) with a third party to mutually develop the Project which results in Seabridge’s direct or indirect beneficial ownership of the Subject Properties being reduced to less than 50 percent, or which otherwise results in Seabridge not having control over the abandonment, forfeiture, termination or non-renewal of any such Mineral Tenure, Royal Gold’s right of first refusal in accordance with this Section 5.01(3) shall be subordinated to the right, if any, on the part of Seabridge to receive such Mineral Tenure.

(4)           Royal Gold has the right of first refusal to purchase all of any royalty, production payment, streaming or such similar right with respect to production of Subject Metals from the Subject Properties and the Project (the “Offered Interest”) proposed to be sold by Seabridge to any third party other than an Affiliate (provided that any Affiliate to which such a Transfer is made should itself be bound by this Section 5.01(4)).  If Seabridge wishes to Transfer the Offered Interest to any third party other than an Affiliate and receives a bona fide offer which it is willing to consider, Seabridge must give written notice to Royal Gold of the identity of such third party and all the material terms of such proposed sale (the “Sale Terms”).  The Sale Terms must be bona fide terms capable of acceptance by Royal Gold and must contain a sale price stated in cash or to the extent that there is any non-cash purchase consideration, such non-cash consideration must be converted at its fair market value into a stated cash equivalent for purposes hereof.  Royal Gold shall then have 30 days from the date of receipt of such notice to elect to purchase the Offered Interest on terms no less favourable to Royal Gold than those contained in the Sale Terms.  If Royal Gold does not make an election within such 30 day period, Royal Gold shall be deemed to have elected not to purchase the Offered Interest.  If Royal Gold does not elect to purchase the Offered Interest, then Seabridge may sell the Offered Interest to such third party on terms no more favourable to such third party, than the terms contained in the Sale Terms within the 60 day period immediately following Royal Gold’s 30 day election period.  If Seabridge does not complete the sale of the Offered Interest within such 60 day sale period, then Royal Gold shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by Seabridge.

5.02                        Additional Royal Gold Covenants

Royal Gold shall provide prompt written notice to Seabridge if, at any time during the First Option Exercise Period, it fails to meet the requirements of paragraph (b) of the First Option Conditions.

5.03                        Acknowledgements

Royal Gold acknowledges that Seabridge has publicly announced that it does not anticipate commencing construction at the Project or proceeding with commencement of commercial production on its own and that Seabridge currently lacks the expertise and resources to undertake such work. Accordingly, Royal Gold acknowledges that it is the desire of Seabridge to reach an agreement to form a joint venture with a major mining company with such requisite expertise and resources or an agreement for the acquisition of some or all of Seabridge or the Subject Properties by such a major mining company. Seabridge acknowledges and agrees that any such major mining company shall be a Transferee to which the requirements of Section 6.02 shall apply and that the acknowledgements contained in this Section 5.03 shall not extend for the benefit of any such Transferee.

SECTION 6 - TRANSFERS

6.01                        Limitation on Transfers by Royal Gold

Royal Gold may Transfer its interest under this Agreement to:

(a)           an Affiliate by providing 10 days’ prior written notice to Seabridge; and

(b)           with the prior written consent of Seabridge, not to be unreasonably withheld, at any time after the First Option Conditions have been satisfied or waived by Seabridge, to any Person who is not an Affiliate by providing 60 days’ prior written notice to Seabridge.

Before any direct or indirect Transfer by Royal Gold of its interest under this Agreement shall become effective, Royal Gold shall first have delivered to Seabridge an executed deed by the Person receiving the interest subject to the Transfer and enforceable by Seabridge, undertaking that it will be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the interest subject to the Transfer.

6.02                        Limitations on Transfers by Seabridge

(1)           The First Option and the Second Option, subject to the satisfaction of the relevant conditions hereunder, and the Royalty, once granted hereunder, shall remain an interest in the Subject Properties and a burden upon the Project, and not merely a contractual obligation of Seabridge, notwithstanding any changes in the identity, financial condition or composition of the owner, manager or operator of the Subject Properties and the Project and in effecting any direct or indirect Transfer of any interest in the Transaction Documents (or any of them), the Project or the Subject Properties to any Transferee, Seabridge shall act in good faith to ensure that this remains the case notwithstanding such Transfer.

(2)           Seabridge shall provide, at least 60 days prior to any actual direct or indirect Transfer of all or any portion of its interests in the Transaction Documents, the Project or the Subject Properties, written notice to Royal Gold of:

(a)           Seabridge’s intention to potentially Transfer all (a “Full Transfer”) or any portion of (a “Partial Transfer”) its interests in the Transaction Documents, the Project or the Subject Properties to a potential Transferee; and

(b)           the identity of such potential Transferee,

and shall, unless otherwise requested by Royal Gold in writing, keep Royal Gold reasonably informed about the high level details of any negotiations in respect of such potential Transfer.

(3)           No direct or indirect Transfer of all or any portion of Seabridge’s interest in any Transaction Document, the Project or the Subject Properties (including any Transfer by merger, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law), shall become effective or relieve Seabridge of its obligations under any Transaction Document, including its obligation to grant the Royalty under this Agreement or to pay the Royalty under the Royalty Agreement, unless Seabridge shall first have delivered to Royal Gold a written undertaking (a “Deed of Accession”), executed by public deed in form and substance satisfactory to Royal Gold, acting reasonably, by the Transferee receiving the interest subject to the Transfer and enforceable by Royal Gold, that it will be bound by the terms and conditions of the Transaction Documents and any amendments hereto with respect to the interest subject to the Transfer.  To the extent that the Project is held by a Subsidiary of Seabridge, such restrictions shall apply to the equity interests in the Project held by Seabridge, mutatis mutandis. Upon Seabridge completing such a Transfer and providing Royal Gold with a compliant Deed of Accession executed by the Transferee receiving the interest subject to the Transfer, Seabridge will be relieved from its liabilities, obligations and burdens under the Transaction Documents to the extent that such liabilities, obligations and burdens have been expressly assumed by such Transferee in accordance with such Deed of Accession, but, for greater certainty, to the extent that such Transfer is a Partial Transfer and the Deed of Accession does not result in such Transferee being bound by all the liabilities, obligations and burdens of Seabridge in accordance with the Transaction Documents as if a named party in the first instance:

(a)           each of Seabridge and such Transferee shall be severally liable to Royal Gold as to each of the respective liabilities, obligations and burdens in accordance with the Transaction Documents (as read together with the Deed of Accession); and

(b)           such Deed of Accession shall also provide that, one of Seabridge or the Transferee (or one of their respective Affiliates) will be the operator of the Project following such Partial Transfer and that such operator is irrevocably appointed by each of them as its agent to calculate and pay any Royalty which is or may become payable to Royal Gold in accordance with the terms of the Transaction Documents on each of their behalf out of their respective shares of production from the Subject Properties, provided that for greater certainty such agency power shall not relieve either Seabridge or the Transferee of its obligation to comply with the Transaction Documents (as read with the Deed of Accession), including payment of the Royalties.

(4)           To the extent the First Option and/or the Second Option has not been exercised by Royal Gold as at the time of any direct or indirect Transfer of all or any portion of Seabridge’s interest in any Transaction Document, the Project or the Subject Properties, Seabridge and/or the Transferee under such Transfer shall, upon request by Royal Gold, promptly execute and deliver a revised First Option Royalty Agreement and/or a revised Second Option Royalty Agreement, as applicable, with such changes as may be required to reflect such Transferee as a party to such agreements, and such revised agreements shall, upon delivery in proper form, replace any agreements then held in escrow in accordance with the Escrow Agreement and shall be held in escrow on the terms and conditions contained therein.

6.03                        Inurement

This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and assigns in accordance with Section 6.02.

SECTION 7 — CONFIDENTIAL INFORMATION

7.01                        Confidential Information

(1)           Royal Gold shall not, and shall cause its Representatives not to, without the express written consent of Seabridge, which consent shall not be unreasonably withheld or delayed, disclose to third parties any information disclosed by Seabridge to Royal Gold under Section 5.01(2) (the “Confidential Information”).  Royal Gold shall:

(a)           in respect of disclosure of Confidential Information in accordance with Section 7.01(2) only disclose it to those Representatives or third parties, on a need to know basis and where those Representatives or third parties have been informed of the confidential nature of such material and where such third parties agree in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information;

(b)           ensure that proper and secure storage is provided for the Confidential Information; and

(c)           ensure that none of its Representatives or third parties to which access has been granted to Confidential Information as provided herein, does any act or thing which, if done by Royal Gold, would constitute a breach of Applicable Laws or the undertakings contained in this Agreement.

(2)           Notwithstanding the provisions of Section 7.01(1), Royal Gold may disclose any Confidential Information without the consent of Seabridge:

(a)           if required to be made for compliance with any law, regulation or a requirement or order of a court having jurisdiction over Royal Gold or its Affiliates, provided that Royal Gold shall disclose only such data or information as is required to be disclosed and provided further that Royal Gold shall promptly notify Seabridge in writing to permit Seabridge to have the opportunity to provide comments on the disclosure and to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such information;

(b)           if required by Royal Gold’s securities exchanges or securities regulatory authority, provided that Royal Gold shall (to the extent permitted by law) promptly notify Seabridge in writing to permit Seabridge to have the opportunity to provide comments on the disclosure;

(c)           to any of Royal Gold’s Representatives;

(d)           to any third party to whom Royal Gold, in good faith, anticipates directly or indirectly selling or assigning any portion of Royal Gold’s interest hereunder or with whom Royal Gold contemplates undertaking a merger or business combination, provided that any such third party has first agreed in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information; or

(e)           to a prospective lender to whom any portion of Royal Gold’s interest hereunder is proposed to be granted as security, provided that any such lender has first agreed in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information.

(3)                                 In the event that Royal Gold intends to make any disclosure in accordance with Sections 7.01(2)(a) or 7.01(2)(b) (the “Required Disclosure”), Royal Gold shall:

(a)                                 to the extent permitted by the relevant requirement, provide Seabridge with the full written text of the proposed Required Disclosure prior to its first publication;

(b)                                 consider all reasonable amendments to the Required Disclosure as may be proposed by Seabridge; and

(c)                                  be solely and entirely responsible for the contents of the Required Disclosure.

7.02                                                                        Prior Information and Information in Public Domain

Notwithstanding Section 7.01(1):

(a)                                 any information developed by Royal Gold, except to the extent that it includes Confidential Information, or which was in Royal Gold’s possession prior to the date of this Agreement shall not constitute Confidential Information; and

(b)                                 where Confidential Information:

(i)                                     subsequently became available to Royal Gold on a non-confidential basis from a source other than Seabridge or its Representatives, provided that such source was not bound by a confidentiality agreement with Seabridge or any of its Representatives or was otherwise prohibited from transmitting the information to Royal Gold or its representatives by a contractual, legal or fiduciary obligation; and

(ii)                                  becomes part of the public domain through no act or omission in breach of Section 7.01,

then such Confidential Information shall cease to be Confidential Information for the purposes of Section 7.01.

7.03                                                                        Public Announcements

Each Party shall consult with the other Party at a reasonable time prior to issuing any press release or other public disclosure regarding the other Party or the Transaction Documents (including the transactions contemplated thereunder) and shall afford the other Party a reasonable opportunity to comment on the written text of such proposed disclosure. Where the other Party has been consulted hereunder and provided comments on specific wording which have been adopted by the disclosing Party, the disclosing Party shall be entitled to repeat such specific wording in public, provided that the other Party has not otherwise requested that such disclosure be updated.

SECTION 8- DISPUTE RESOLUTION

8.01                                                                        Dispute Resolution

(1)                                 The Parties shall use reasonable commercial efforts to resolve any controversies, disputes or claims arising under this Agreement. If for any reason any Dispute arising out of this Agreement is not resolved by negotiation and agreement within thirty (30) days after the delivery of a written notice of Dispute, the Dispute shall be determined by arbitration as provided in this Section 8.

(2)                                 All Disputes shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The number of arbitrators shall be three. The place of Arbitration shall be Vancouver, British Columbia. The language of the Arbitration shall be English. Judgment may be entered upon an award in any court of competent jurisdiction.

(3)                                 The Party referring a Dispute to arbitration hereunder shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within thirty (30) days after the date of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within thirty (30) days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed by the ICC.

(4)                                 Notwithstanding the provisions of Section 8.01(1), the arbitral tribunal shall have the power to grant interim measures of protection, but, without derogating from the commitment to arbitrate or the power of the arbitral tribunal to grant such measures, it shall not be inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.

(5)                                 In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable attorney’s fees and disbursements, including experts witness fees, and any other costs of the proceeding. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential or special damages be awarded.

(6)                                 If contemporaneous Disputes arise under this Agreement, a single arbitration may be commenced in respect of the Disputes.

(7)                                 Nothing contained in this Section 8 shall prevent or restrict either Party from seeking urgent interlocutory relief from any court of competent jurisdiction.

(8)                                 Each Party shall continue performance of its obligations under this Agreement notwithstanding the existence of a Dispute.

SECTION 9 - TERMINATION

9.01                                                                        Termination by Notice

Royal Gold may terminate this Agreement at any time on written notice to that effect to Seabridge and, on receipt of such notice by Seabridge, this Agreement shall be terminated and the Parties shall have no further obligations under this Agreement.

9.02                                                                        Termination by Failure to Satisfy First Option Conditions

In the event that either of the First Option Conditions is not satisfied or is no longer capable of being satisfied (and has not been previously waived by Seabridge), this Agreement and all obligations of the Parties hereunder shall immediately terminate as of such date.

9.03                                                                        Termination by Failure to Exercise First Option

In the event that Royal Gold fails to exercise the First Option within the First Option Exercise Period pursuant to the terms of this Agreement, the First Option shall be deemed to have lapsed without being exercised on the last day of the First Option Exercise Period and this Agreement shall thereafter terminate and the Parties shall have no further obligations under this Agreement.

9.04                                                                        Termination by Failure to Exercise Second Option

Subject to Royal Gold having completed the exercise of the First Option in accordance with Section 4.01(1), in the event that Royal Gold fails to exercise the Second Option within the Second Option Exercise Period pursuant to the terms of this Agreement, the Second Option shall be deemed to have lapsed without being exercised on the last day of the Second Option Exercise Period and this Agreement shall thereafter terminate and the Parties shall have no further obligations under this Agreement.

9.05                                                                        Termination following Exercise of Second Option

Subject to Royal Gold having completed the exercise of the First Option in accordance with Section 4.01(1), this Agreement shall terminate upon the date on which Royal Gold completes the payment of the Second Option Purchase Price.

9.06                                                                        Termination for Default

If either Party considers that the other Party has defaulted under this Agreement (the “Defaulting Party”), the non-Defaulting Party may give written notice to the Defaulting Party stating the specifics of the alleged default.  If the Defaulting Party has failed to take reasonable steps to cure the default, has failed to dispute the notice of default or has failed to submit the matter of default to arbitration under Section 8 within sixty (60) days of such notice, then the non-Defaulting Party may terminate this Agreement by giving the Defaulting Party written notice of such termination.

9.07                                                                        No Other Termination

This Agreement may not be terminated by any Party except as expressly provided in Sections 4.01(2)(e), 4.02(2)(e), 9.01, 9.02, 9.03, 9.04, 9.05 or 9.06 or by mutual written agreement of the Parties.

9.08                                                                        Effect of Termination

For greater certainty, the termination of this Agreement shall not terminate any other Agreements between the Parties, including the First Tranche Subscription Agreement, the Second Tranche Subscription Agreement or the Royalty Agreement.

SECTION 10 - NOTICE

10.01                                                                 Notice

Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

If to Royal Gold:

1660 Wynkoop Street, Suite 1000
Denver, CO  80202-1132
USA
Attention:  Vice President and General Counsel
Facsimile:  (303) 595-9385

With a copy to (which shall not constitute notice):

McCarthy Tétrault LLP
P.O. Box 10424, Pacific Centre
Suite 1300, 777 Dunsmuir Street
Vancouver, BC  V7Y 1K2
Canada
Attention:  Roger Taplin
Facsimile:  (604) 622-5723

If to Seabridge, at:

106 Front Street East, Suite 400
Toronto, ON M5A 1E1
Canada

Attention:  President
Fax:  (416) 367-2711

With a copy to (which shall not constitute notice):

DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, BC V6C 2T5
Canada
Attention:  C. Bruce Scott
Fax:  (604) 687-8772

Any notice, direction or instrument aforesaid shall:

(a)                                 if delivered, be deemed to have been given or made at the time of delivery; and

(b)                                 if sent by facsimile or other telecommunication device or other similar form of communication, be deemed to have been given or made on the day following the Business Day on which it was sent.

Either of Seabridge or Royal Gold may at any time give to the other notice in writing of any change of its address and from and after the giving of such notice the address or addresses therein specified shall be deemed to be the address for the purposes of giving notice hereunder.

SECTION 11 - GENERAL

11.01                                                                 Entire Agreement

This Agreement and the other Transactions Documents contain the entire understanding of the Parties and supersede all prior agreements and understandings between the Parties relating to the subject matter contained herein or therein.

11.02                                                                 No Waiver of Breaches

No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

11.03                                                                 Further Assurances

The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Subject Properties and the Project.

11.04                                                                 Remedies Cumulative

The right and remedies of the Parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

11.05                                                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and same instrument.

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11.06                                                                 Electronic Transmission

Delivery of an executed signature page to this Agreement by any Party by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

SEABRIDGE GOLD INC.

By:
Authorized signatory

RGLD GOLD CANADA, INC.

By:
Authorized signatory

SCHEDULE A
FIRST TRANCHE SUBSCRIPTION AGREEMENT

[See attached]

SCHEDULE B
FORM OF ROYALTY AGREEMENT

[See attached]

SCHEDULE C
PERMITTED ROYALTIES

1.              A 1% net smelter royalty (NSR) payable to Placer Dome (KS) Limited under the Asset Purchase and Sale, Royalty and Indemnity Agreement dated March 27, 2001.  This royalty is capped at $4.5 million.  This royalty applies to the Mineral Tenures listed below:

A.            Mineral Claims

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
516236		303.273	17	104B059
516237		71.379	4	104B059
516238		624.456	35	104B059
516239		535.513	30	104B059
516240		107.016	6	104B059
516241		142.709	8	104B059
516242		71.363	4	104B059
516245		356.921	20	104B059
516248		142.725	8	104B059
516251		321.344	18	104B059
516252		124.994	7	104B059
516253		178.622	10	104B059
516254		285.779	16	104B059
516255		214.346	12	104B049
516256		53.586	3	104B049
516258		178.573	10	104B059
516259		107.173	6	104B049
516260		107.197	6	104B049
516261		464.635	26	104B049
516262		339.526	19	104B049
516263		643.881	36	104B049
516264		393.344	22	104B049
516266		178.778	10	104B049
516267		250.242	14	104B049
516268		321.836	18	104B049
516269		107.208	6	104B049

B.            Placer Claims

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
516323		107.191	6	104B049
516325		125.043	7	104B049
516328		71.453	4	104B049
516330		107.185	6	104B049

516332	107.179	6	104B049
516333	89.334	5	104B049
516375	125.023	7	104B049
516676	17.9	1	104B059

2.              A royalty of 2% of one-half of net smelter returns from two of the pre-converted claims (Xray 2 and 6) acquired from Placer Dome (KS) Limited, payable to Grace Dawson under the Purchase Agreement made December 31, 1990.  The lands covered by these claims are now contained within the converted Xray 1 claim (Tenure No. 516245).  This royalty is capped at US$650,000 less advance royalty payments, which are required to be paid.

3.              A 2% net smelter returns royalty in favor of Matt Mason under the Royalty Novation Agreement dated February 9, 2011.  This royalty applies to the Mineral Tenures listed below:

Claim #	Claim Name	Area (HA)	# of Cells	Map Number

394780	BJ5	100.000		104B059
394781	BJ6	100.000		104B059
394786	BJ 11	500.000		104B059
394787	BJ 12	500.000		104B059
394788	BJ 13	100.000		104B059
394789	BJ 13A	25.000		104B059
394790	BJ 14	100.000		104B059
394791	BJ 15	250.000		104B059
394794	BJ 18	300.000		104B059
394808	BJ 31 A	375.000		104B049
394809	BJ 32	150.000		104B049
394810	BJ 33	450.000		104B049
394811	BJ 34	150.000		104B049
394812	BJ 35	450.000		104B049
683463		1246		104B059
683483		837.6		104B059

4.              A 2.5% net smelter returns royalty payable to Max Minerals Ltd and a 2% net smelter returns royalty in favor of Matt Mason under the Sale and Purchase Agreement dated September 4, 2009.  Seabridge is obligated to pay Matt Mason 10 annual advance royalty payments of Cdn$100,000 each, ending in 2018.  The advance royalty payments are credited against any payments that might become due under the 2% NSR.  This royalty applies to the Mineral Tenures listed below:

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
394782	BJ 7*	500.000		104B059
394783	BJ 8*	500.000		104B059

394784	BJ 9*	400.000	104B059
394792	BJ 16*	500.000	104B059
394793	BJ 17*	400.000	104B059
394795	BJ 19*	500.000	104B059
394796	BJ 20*	375.000	104B059
394799	BJ 23*	500.000	104B059
394800	BJ 24*	300.000	104B059
394801	BJ 25*	500.000	104B059
394802	BJ 26*	250.000	104B059
394803	BJ 27*	200.000	104B059
394804	BJ 28*	100.000	104B059
394805	BJ 29*	300.000	104B049
394806	BJ 30*	400.000	104B049
394807	BJ 31*	500.000	104B049
401548	TINA 1	500.000	104B070
401549	TINA 2	500.000	104B070
401550	TINA 3	500.000	104B070
401551	TINA 4	500.000	104B070
401552	TINA 5	500.000	104B070
401553	TINA 6	250.000	104B070